Exhibit 10.10.8

A Leading Manufacturer of Protective Materials for High Reliability Applications	Global Operations Center & Corporate Headquarters 295 University Ave. Westwood, MA 02090 Phone: (781) 332-0700 Fax: (781) 337-0701 www.chasecorp.com

August 23, 2017

Kenneth J. Feroldi

Dear Ken,

On August 23, 2017, the Compensation Committee met and approved a change to your September 1, 2016 Equity Retention Agreement.  The vesting changed from a cliff vesting award to vesting in five equal annual installments over the five-year period following the grant, if continued employment conditions are met.  The first annual installment will vest on August 31, 2017.  No other changes were made to the agreement.

With this addendum, we will attach this letter to the existing agreement.

Please let us know if you have any questions.

Sincerely,

/s/ Thomas Wroe, Jr.

Thomas Wroe, Jr.
Chairman of the Compensation Committee